Exhibit 99.1
FOR IMMEDIATE RELEASE
Company Contacts
Investors: Calvin Boyd
(248) 433-4527
email: calvin.boyd@pulte.com
Media: Mark Marymee
(248) 433-4648
email: mark.marymee@pulte.com
PULTE HOMES ANNOUNCES CASH TENDER FOR ANY AND ALL OF ITS 4.875% SENIOR NOTES DUE 2009
Bloomfield Hills, Mich., May 13, 2008 – Pulte Homes, Inc. (NYSE: PHM) today announced the commencement of a cash tender offer for any and all of its outstanding 4.875% Senior Notes due 2009 (the “Notes”.) The terms and conditions of the tender offer are described in the Offer to Purchase and related Letter of Transmittal.
     The consideration offered for each $1,000 principal amount of Notes validly tendered and not validly withdrawn prior to May 27, 2008, unless extended (the “Early Tender Date”) pursuant to the tender offer will be equal to $1,000. Holders will receive $970 if their Notes are validly tendered after the Early Tender Date but prior to the Expiration Date (as defined below) and are accepted for purchase by the Company.
     The tender offer will expire at 12:00 midnight, New York City time, on June 10, 2008, unless extended (the “Expiration Date.”)
     Tenders of Notes may be validly withdrawn at any time up until 5:00 p.m., New York City time, on the Early Tender Date. Tenders of Notes may not be validly withdrawn after 5:00 p.m., New York City time, on the Early Tender Date, unless extended or otherwise required by law.
     On any date that is on or after the Early Tender Date and prior to the Expiration Date, Pulte may, but is not obligated to, accept for payment all Notes validly tendered as of the Early Tender Date, and payment for such Notes will be made thereafter, subject to the satisfaction of the conditions of the tender offer (the “Early Settlement Date.”) The Company expects that the Early Settlement Date will be May 29, 2008, but such date is subject to change pending the satisfaction of the conditions of the tender offer. The Notes that are tendered after the Early Tender Date and prior to the Expiration Date will, subject to the terms and conditions of the tender offer, be accepted for payment at or promptly after the Expiration Date, and payment for all validly tendered Notes not earlier accepted will be made promptly thereafter. Subject to the terms and subject to the conditions of the tender offer, the Notes will be accepted for payment by the Company by the giving of notice to Global Bondholder Services Corporation, the Depositary for the tender offer.

     The consummation of the tender offer is conditioned upon the satisfaction or waiver of conditions set forth in the Offer to Purchase.
     Pulte Homes has retained Deutsche Bank Securities Inc., Banc of America Securities LLC, and BNP Paribas Securities Corp. to serve as lead dealer managers. Global Bondholder Services Corporation has been retained to serve as the depositary and to serve as the information agent for the tender offer.
     For additional information regarding the terms of the tender offer, please contact: Deutsche Bank Securities Inc. at (866) 627-0391 (toll free) or (212) 250-2955 (collect), Banc of America Securities LLC at (866) 475-9886 (toll free) or (704) 386-3244 (collect), and BNP Paribas Securities Corp. at (800) 854-5674 (toll free) or (212) 834-4533 (collect.)
     Requests for documents and questions regarding the tendering of Notes may be directed to Global Bondholder Services Corporation at (866) 952-2200 (toll free.)
     Pulte’s obligations to accept any Notes tendered and to pay the applicable consideration for them are set forth solely in the Offer to Purchase and related Letter of Transmittal. This press release is not an offer to purchase nor a solicitation of acceptance of the tender offer. Subject to applicable law, Pulte may amend, extend or, subject to certain conditions, terminate the tender offer.
Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) general economic and business conditions; (2) interest rate changes and the availability of mortgage financing; (3) the relative stability of debt and equity markets; (4) competition; (5) the availability and cost of land and other raw materials used by the Company in its homebuilding operations; (6) the availability and cost of insurance covering risks associated with the Company’s business; (7) shortages and the cost of labor; (8) weather related slowdowns; (9) slow growth initiatives and/or local building moratoria; (10) governmental regulation, including the interpretation of tax, labor and environmental laws; (11) changes in consumer confidence and preferences; (12) required accounting changes; (13) terrorist acts and other acts of war; and (14) other factors over which the Company has little or no control. See the Company’s Annual Report on Form 10-K and Annual Report to Shareholders for the year ended December 31, 2007 and other public filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to Pulte’s business. Pulte undertakes no duty to update any forward-looking statement whether as a result of new information, future events or changes in Pulte’s expectations.
About Pulte Homes
Pulte Homes, Inc., (NYSE: PHM), based in Bloomfield Hills, Mich., is one of America’s largest home building companies with operations in 51 markets and 26 states. During its 58-year history, the company has delivered more than 500,000 new homes. Since 2000, Pulte Homes operations have earned more top-three finishes than any other homebuilder in the annual J.D. Power and Associates® New Home-Builder Customer Satisfaction Studysm. Under its Del Webb brand, Pulte is the nation’s largest builder of active adult communities for people age 55 and older. Its DiVosta Homes brand is renowned in Florida for its Built Solid™ building system and distinctive master-planned communities. Pulte Mortgage LLC is a nationwide lender offering Pulte customers a wide variety of loan products and superior service.
Websites: www.pulte.com; www.delwebb.com; www.divosta.com

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